EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-240258, No. 333-254643, No. 333-264690, No. 333-271643, No. 333-279244 and No. 333-287063) on Form S-8 of our reports dated February 26, 2026, with respect to the consolidated financial statements of Vital Farms, Inc. and subsidiary and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Austin, Texas
February 26, 2026